Exhibit 99.1
Aceto Corporation One Hollow Lane Lake Success, New York 11042-1215

™	NEWS RELEASE

FOR IMMEDIATE RELEASE

Aceto Announces Fiscal 2010 Fourth Quarter and Full Year Results of Operations
And Executive Realignment

Announces All-Time Record Quarterly Sales of $105.8 Million for Fiscal 2010 4th Quarter

LAKE SUCCESS, NY – September 10, 2010 – Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products, today announced results of operations for its fiscal 2010 fourth quarter and year ended June 30, 2010.

Net sales for the fiscal 2010 fourth quarter were $105.8 million, an increase of 41.4% from $74.8 million we reported in the year ago quarter. This represents the highest level of quarterly sales in Aceto’s history.  Prior to this quarter, the highest level of quarterly sales was $104.7 million achieved in the fiscal 2008 fourth quarter. Gross profit increased 34.4% to $15.7 million in the 2010 fiscal quarter compared to $11.7 million in the 2009 quarter. SG&A expenses decreased 3.6% to $10.3 million in the 2010 quarter compared to $10.7 million in the year ago comparable quarter. Net income increased 303.2% to $4.2 million, or $0.17 per diluted share, compared to $1.1 million or $0.04 per diluted share in the 2009 quarter.

Net sales for the year ended June 30, 2010 were $346.6 million, a 7.4% increase from $322.6 million for fiscal 2009.  Gross profit for fiscal 2010 was $54.2 million, a decrease of 2.6% from $55.6 million in fiscal 2009. Net income was $6.6 million, or $0.26 per diluted share, for fiscal 2010. Fiscal 2010 has been negatively impacted by three one-time, pre-tax, charges which were reflected in the fiscal 2010 second quarter results and were discussed in that quarter’s results release. Had it not been for these charges, we would have reported net income of $9.7 million, or $0.39 per diluted share for fiscal 2010, as compared to $8.6 million, or $0.35 per diluted share in fiscal 2009.

The Company is pleased with the results that we are reporting today.  As we had anticipated, we had a strong quarter across the board which resulted in quarterly record sales of $105.8 million for the Company in the fourth fiscal quarter of 2010.  During the fiscal fourth quarter, sales in our Health Sciences segment increased 10.3% from the 2009 comparable quarter, largely the result of increased sales across all business components of this segment. Sales in our Specialty Chemicals business segment increased 41.2% compared to the 2009 comparable quarter, largely the result of increased sales in both domestic and international markets.  Sales of products used in surface coatings and in the food, beverage and cosmetics industries all showed continued strength. Sales in our Crop Protection segment increased 293.7% from the 2009 comparable quarter, largely the result of sales of glyphosate which commenced in the third quarter of fiscal 2010.

With respect to our animal vaccine project, Vincent Miata stated “We are still awaiting the USDA’s decision regarding our permit application.  We continue to reiterate that this is a regulatory review and there is no prescribed timetable for the USDA to make their final decision. Looking at our effort to sell finished dosage form generic drugs, we continue to introduce additional products from our external pipeline as the business remains a focus of ours.”

The Board of Directors of Aceto Corporation also announced two changes in its senior management today.  Albert Eilender has been named executive Chairman of the Board and Chief Executive Officer effective immediately.  Concurrently, Vince Miata has been named President and Chief Operating Officer also effective immediately.

Mr. Eilender has served as non-Executive Chairman since October 2009, and been a member of Aceto’s Board since December 1999.  For approximately five years, Mr. Eilender served as the Lead Independent Director.  Mr. Miata has served as the company’s President since December 2008, and it’s CEO since October 2009.

The Board took this action to a) maximize utilization of its executive resources, and b) align the strengths of its executives with their key roles to facilitate growth and enhanced profitability. With the ever-increasing level of required internal and external activities, the Board believes that these changes will allow Mr. Miata to focus his skills and attention on the company’s ongoing operations.  This should significantly benefit Aceto’s international, sales, marketing, and sourcing activities.  As COO, Mr. Miata will continue to have all three Aceto business segments reporting to him.

As Chairman and CEO, Mr. Eilender will assume leadership for all aspects of Aceto Corporation.  He will concentrate on strategic issues, long range planning and acquisition activity, while continuing to coordinate the Board of Directors’ agenda, and investor relations.   This management change is designed to sharpen the focus on all aspects of the company’s business and to aid in developing a cohesive succession plan throughout the company’s hierarchy.

Mr. Eilender said that “With the global economic conditions still unsettled, the Board felt that it was incumbent to put in-place and institute a more dynamic approach to seeking growth and profitability through pursuit of opportunities both from internal and external sources, while maintaining an unwavering concentration on the core business. Neither the business model nor the strategic direction of the company is anticipated to be altered as a result of this change.  That said, the process for deciding where and how to utilize our resources will be more rigorous and structured.”

CONFERENCE CALL

Albert Eilender, Vincent Miata and Douglas Roth will conduct a conference call at 10:00 a.m. ET on Friday, September 10, 2010. Interested parties may participate in the call by dialing 800-447-0521 (847-413-3238 for international callers) – please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 27693155).  The conference call will also be webcast live via the Investor Relations section of the Company’s website, www.aceto.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software.  The conference call will be archived on the Company’s website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, September 10, 2010 until 5:00 p.m. ET on Monday, September 13, 2010.  Dial 888-843-8996 (630-652-3044 for international callers) and enter the code 27693155 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, quality assurance, regulatory support, marketing and distribution of pharmaceuticals, nutraceuticals, specialty chemicals and crop protection products.  With business operations in ten countries, Aceto distributes over 1000 chemical compounds used either as principal raw materials or as finished products in the pharmaceutical, agricultural, surface coating/ink and general chemical consuming industries.  Aceto’s global operations, including a staff of 26 in Shanghai and 12 in India are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this news release may not occur.  Generally, these statements relate to our business plans or strategies, projected or anticipated benefits or other consequences of Aceto’s plans or strategies, financing plans, projected or anticipated benefits from acquisitions that Aceto may make, or projections involving anticipated revenues, earnings or other aspects of Aceto’s operating results or financial position, and the outcome of any contingencies.  Any such forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company’s strategic initiatives, including providing vaccines for companion animals,  selling finished dosage form generic drugs, and statements regarding the prospects for long-term growth.   Aceto cautions you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond Aceto’s control, that may influence the accuracy of the statements and the projections upon which the statements are based.  Factors that could cause actual results to differ materially from those set forth or implied by any forward-looking statement include, but are not limited to, unforeseen environmental liabilities, international military conflicts, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, disruption of supply chain due to trade matters, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, continued successful integration of acquisitions, receipt of regulatory approvals, risks of entering into new European markets, economic and political conditions in the United States and abroad, Aceto’s ability to continue strong cost controls as well as other risks and uncertainties discussed in Aceto’s reports filed with the Securities and Exchange Commission, including, but not limited to, Aceto’s Annual Report or Form 10-K for the fiscal year ended June 30, 2010 and other filings. Copies of these filings are available at www.sec.gov.

Any one or more of these uncertainties, risks and other influences could materially affect Aceto’s results of operations and whether forward-looking statements made by Aceto ultimately prove to be accurate.  Aceto’s actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  Aceto undertakes no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

For information contact:
Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com

Aceto Corporation
Consolidated Statements of Income
(in thousands, except per share amounts)

	(unaudited)
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$105,765	$74,792	$346,631	$322,646
Cost of sales	90,058	63,109	292,476	267,026
Gross profit	15,707	11,683	54,155	55,620
Gross profit %	14.85%	15.62%	15.62%	17.24%

Selling, general and
administrative expenses	10,274	10,653	44,717	43,727
Operating income	5,433	1,030	9,438	11,893

Other income, net of interest expense	399	441	765	839

Income before income taxes	5,832	1,471	10,203	12,732
Income tax provision	1,594	420	3,622	4,103
Net income	$4,238	$1,051	$6,581	$8,629

Net income per common share	$0.17	$0.04	$0.26	$0.35

Diluted net income per common share	$0.17	$0.04	$0.26	$0.35

Weighted average shares outstanding:
Basic	25,295	24,576	24,979	24,487
Diluted	25,463	24,982	25,224	24,978

Aceto Corporation
Consolidated Balance Sheet
(in thousands, except per-share amounts)

	June 30, 2010	June 30, 2009

Assets
Current Assets:
Cash and cash equivalents	$30,850	$57,761
Investments	335	541
Trade receivables: less allowances for doubtful
accounts: June 30, 2010 $1,098; and June 30, 2009 $976	74,674	46,996
Other receivables	11,004	9,361
Inventory	74,857	54,402
Prepaid expenses and other current assets	1,969	1,006
Deferred income tax asset, net	1,864	1,579

Total current assets	195,553	171,646

Long-term notes receivable	-	1,000
Property and equipment, net	6,913	4,249
Property held for sale	3,752	3,752
Goodwill	1,730	1,861
Intangible assets, net	12,360	11,518
Deferred income tax asset, net	2,419	2,366
Other assets	9,124	9,072

Total Assets	$231,851	$205,464

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$39,970	$25,126
Accrued expenses	33,589	20,739
Deferred income tax liability	1,070	1,072
Total current liabilities	74,629	46,937

Long-term bank loans	550	-
Long-term liabilities	9,421	9,017
Environmental remediation liability	7,607	7,451
Deferred income tax liability	-	491
Total liabilities	92,207	63,896

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value:
(40,000 shares authorized; 25,644 shares issued;
25,415 and 24,771 shares outstanding at
June 30, 2010 and June 30, 2009, respectively)	256	256
Capital in excess of par value	53,686	56,767
Retained earnings	86,958	85,450
Treasury stock, at cost:
(229 and 873 shares at June 30, 2010 and
June 30 2009, respectively)	(2,209)	(8,430)
Accumulated other comprehensive income	953	7,525
Total shareholders' equity	139,644	141,568

Total liabilities and shareholders' equity	$231,851	$205,464

Aceto Corporation
Diluted Net Income Per Common Share Excluding Charges
(in thousands, except per share amounts)

(unaudited) Twelve Months Ended June 30, 2010
Income before income taxes, as reported	$10,203

Adjustments:
Inventory Rationalization	859
Separation of Former CEO	2,587
SG&A Rationalization	1,215

Income before incomes taxes excluding charges	14,864
Provision for income taxes	5,137

Net income, excluding charges	$9,727

Diluted net income per common share	0.39

Diluted weighted average shares outstanding	25,224

NOTE: Items identified in the above table are not in accordance with, or an alternative method for, generally accepted accounting principles (GAAP) in the United States. These items should not be reviewed in isolation or considered substitutes of the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP. The exclusion of these items also allows investors to compare results of operations in the current period to prior period’s results based on the Company’s fundamental business performance.